March 14, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: LONG-E INTERNATIONAL, INC.
FILE REF. NO. 000-28727

We have read the statements made by Long-e International, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated March 14, 2007, regarding the change in certifying accountant. We agree with the statements concerning our Firm in such Current Report on Form 8-K.

Very truly yours,

GC ALLIANCE LIMITED
Certified Public Accountants